Exhibit (a)(5)(C)

OpenText Commences Tender Offer for Actuate Corporation

WATERLOO, Ontario, Dec. 16, 2014/PRNewswire/ –– Open Text Corporation (NASDAQ: OTEX) (TSX: OTC) today announced that its wholly-owned subsidiary, Asteroid Acquisition Corporation, has commenced its previously announced tender offer for all outstanding shares of common stock of Actuate Corporation (NASDAQ: BIRT), including the associated preferred stock purchase rights issued under the Rights Agreement (as defined in this Offer to Purchase), at a price of U.S. $6.60 per share. The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of December 5, 2014 (the “Merger Agreement”), by and among OpenText, Asteroid Acquisition Corporation and Actuate, which OpenText and Actuate announced on December 5, 2014.

The Actuate board of directors has unanimously determined that the offer is advisable, fair to and in the best interests of Actuate’s stockholders and unanimously recommends that the Actuate stockholders accept the offer and tender their shares.

The tender offer is scheduled to expire at 9:00 A.M., New York City time, on Friday, January 16, 2015, unless the offer is extended or earlier terminated.

Consummation of the tender offer is conditioned upon (i) there having been validly tendered in the tender offer and not withdrawn on or before 9:00 A.M., New York City time, on January 16, 2015, that number of shares that would represent at least a majority of shares then outstanding, but excluding shares that are owned as of the date of commencement of the tender offer by Actuate, OpenText or any direct or indirect wholly-owned subsidiary of Actuate or OpenText and excluding any shares tendered by notice of guaranteed delivery but not actually delivered to the depositary for the tender offer, Computershare Trust Company, N.A., prior to the expiration time of the tender offer, (ii) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder, (iii) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred following the date of the Merger Agreement and (iv) the satisfaction of other customary conditions. There is no financing condition to the tender offer.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which have been filed by OpenText and Asteroid Acquisition Corporation with the SEC today. In addition, Actuate has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (877) 864-5059 (brokers and bankers call (212) 269-5550) or by e-mail at actuate@dfking.com. Computershare Trust Company, N.A. is acting as depositary for the tender offer.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Open Text Corporation (“OpenText”) and its wholly-owned subsidiary, Asteroid Acquisition Corporation, have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Actuate Corporation (“Actuate”) has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. OpenText, Asteroid Acquisition Corporation and Actuate will mail these documents without charge to Actuate stockholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents as well as OpenText’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at OpenText’s website at www.opentext.com. The website addresses of the SEC and OpenText are included in this press release as an inactive textual reference only. The information contained on these websites are not incorporated by reference in this press release and should not be considered to be a part of this press release. The offer to purchase and related materials may also be obtained without charge by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (877) 864-5059 (brokers and bankers call (212) 269-5550) or by e-mail at actuate@dfking.com.

About OpenText

OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.

About Actuate - The BIRT Company ™

Actuate provides software to more than 3.5 million BIRT developers and OEMs who build scalable, secure solutions that save time and improve brand experience by delivering personalized analytics and insights to over 200 million of their customers, partners and employees. Actuate founded and supports BIRT – the open source IDE – and develops BIRT iHub™ – the world-class deployment platform – to significantly improve productivity of developers working on customer facing applications. Actuate’s BIRT Analytics™delivers self-service predictive analytics to enhance customer engagement using Big Data. The Actuate Customer Communication Suite™ empowers organizations to easily transform, process, personalize, archive and deliver high volume content and individualized correspondence. Actuate is headquartered in Silicon Valley with more than 5,000 enterprise customers in financial services, technology and government. Visit actuate.com and developer.actuate.com. Actuate’s two website addresses are included in this press release as an inactive textual reference only. The information contained on these websites are not incorporated by reference in this press release and should not be considered to be a part of this press release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed Merger, OpenText’s and Actuate’s financial results, estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in the Enterprise Information Management (“EIM”) and the personalized analytics and insights industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s and Actuate’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which OpenText and Actuate operate and are subject to important risks and uncertainties that are difficult to predict and the actual outcome of which may be materially different. These statements reflect beliefs and assumptions that are based on OpenText’s and Actuate’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, OpenText and Actuate have made assumptions with respect to the ability of OpenText and Actuate to achieve expected synergies and the timing of same, the ability of OpenText and Actuate to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of OpenText and Actuate to protect their intellectual property, future capital expenditures (including the amount and nature thereof) trends and developments in the information technology and financial sectors and other sectors of the economy that are related to these sectors, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results being similar to historical results, expectations related to future general economic and market conditions and other matters. OpenText’s and Actuate’s beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. OpenText’s and Actuate’s beliefs and assumptions may prove to be inaccurate and consequently OpenText’s and Actuate’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in the forward-looking statements as a result of the following:

(i)	risks and uncertainties relating to the transaction, including (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on OpenText’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns, (b) the possibility that certain assumptions with respect to Actuate or the transaction could prove to be inaccurate, (c) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals and the satisfaction of the closing conditions to the transaction, or the closing of the merger is not consummated for any other reason, (d) the potential failure to retain key employees of OpenText or Actuate as a result of the proposed transaction or during integration of the businesses and (e) disruptions resulting from the proposed Merger, making it more difficult to maintain business relationships;

(ii)	risks and uncertainties relating to OpenText, including (a) the future performance, financial and otherwise, of OpenText, (b) the ability of OpenText to bring new products to market and to increase sales, (c) the strength of OpenText’s product development pipeline, (d) OpenText’s growth and profitability prospects, (e) the estimated size and growth prospects of the EIM market, (f) OpenText’s competitive position in the EIM market and its ability to take advantage of future opportunities in this market, (g) the benefits of OpenText’s products to be realized by customers, and (h) the demand for OpenText’s products and the extent of deployment of OpenText’s products in the EIM marketplace; and

(iii)	risks and uncertainties relating to future events, conditions or circumstances, or other general risks, including (a) integration of other acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof, (b) the possibility that OpenText may be unable to meet its future reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (c) the risks associated with bringing new products to market, (d) fluctuations in currency exchange rates, (e) delays in the purchasing decisions of OpenText’s customers, (f) the competition OpenText faces in its industry and/or marketplace, (g) the possibility of technical, logistical or planning issues in connection with the deployment of OpenText’s products or services, (h) the continuous commitment of OpenText’s customers; and (i) demand for OpenText’s products.

For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC and Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including Part I, Item 1A, “Risk Factors” therein, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, including Part II, Item 1A, “Risk Factors” therein, Current Reports on Form 8-K and other securities filings with the SEC (which are available at the SEC’s website at www.sec.gov) and other securities regulators. Many of these factors are beyond OpenText’s and Actuate’s control. Unless otherwise required by applicable securities laws, OpenText and Actuate disclaim any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OTEX-MNA

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Francisco: (415) 963-0825

gsecord@opentext.com

Kasey Holman

Vice President, Corporate Communications

Open Text Corporation

San Francisco: (415) 500-9551

kholman@opentext.com

5